Exhibit 99.1

GLOBALSTAR RECEIVES NASDAQ COMPLIANCE NOTICE

Covington, LA. -- (September 14, 2011) Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and individuals, today announced it has received a notice from the Nasdaq Stock Market informing the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion by Listing Rule 5450(a)(1). The letter stated that the Company will be provided a grace period of 180 calendar days, or until March 12, 2012, to regain compliance.

To regain compliance, anytime before March 12, 2012, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. If the Company does not regain compliance with Rule 5450(a)(1) by March 12, 2012, Globalstar will be eligible for an additional 180 calendar day compliance period if it meets The Nasdaq Capital Market initial listing criteria except for the bid price requirement. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock to the Listing Qualifications Panel.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger™ and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
985.335.1505
Dean.hirasawa@globalstar.com